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            Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our reports dated November 19, 2010 on the financial statements of the RiverSource Balanced Fund, Columbia Large Growth Quantitative Fund, Columbia Large Value Quantitative Fund, Columbia Diversified Equity Income Fund, and Columbia Mid Cap Value Opportunity Fund of the RiverSource Investment Series, Inc. included in the Annual Report for the period ended September 30, 2010, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 125 to the Registration Statement (Form N-1A, No. 2-11328) of the RiverSource Investment Series, Inc.


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
November 23, 2010